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Exhibit 21.1

Subsidiaries of the Registrant

        Spirit Finance Corporation has the following subsidiaries:

        Spirit Management Company

        Spirit Finance Acquisitions, LLC

        Spirit SPE Johnston, LLC

        Spirit SPE Missoula, LLC

        Spirit SPE Raleigh, LLC

        Spirit SPE Covina, LLC

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Subsidiaries of the Registrant